                                Exhibit 99.1
NEWS RELEASE

WELBILT REPORTS FIRST QUARTER OPERATING RESULTS

New Port Richey, FL. - May 5, 2020 - Welbilt, Inc. (NYSE:WBT), today announced financial results for its 2020 first quarter.

2020 First Quarter Highlights (1)

•	Net sales were $328.9 million, a decrease of 12.4 percent from the prior year; Organic Net Sales decreased 11.6 percent

•	Earnings from operations were $0.6 million compared to $24.5 million in the prior year; as a percent of net sales, earnings from operations were 0.2 percent compared to 6.5 percent in the prior

•	Adjusted Operating EBITDA was $45.5 million, a decrease of 9.2 percent from the prior year; Adjusted Operating EBITDA margin was 13.8 percent, an increase of 50 basis points from the prior year

•	Net loss was $15.1 million compared to a Net loss of $2.6 million in the prior year; Adjusted Net Earnings was $1.4 million compared to $7.4 million in the prior year

•	Diluted net loss per share was $0.11 compared to a diluted net loss per share of $0.02 in the prior year; Adjusted Diluted Net Earnings Per Share were $0.01 compared to $0.05 in the prior year

•
Net cash used in operating activities was $72.5 million, compared to net cash used in operating activities of $357.0 million in last year's first quarter; Free Cash Flow was a $78.1 million use of cash compared to a $68.9 million use of cash in last year's first quarter

•	Total liquidity was $299.5 million on March 31, 2020 and consisted of $148.5 million of cash and cash equivalents and $151.0 million of availability on the Revolving Credit Facility.

(1) Definitions and reconciliations of the non-GAAP measures used herein are included in the schedules accompanying this release.

Net sales declined 12.4 percent in the first quarter. Excluding the impact from foreign currency translation, Organic Net sales decreased 11.6 percent, which was primarily driven by decreased volumes from large chain customers due to prior year rollouts in the Americas and EMEA as well as the impact of the COVID-19 pandemic on foodservice providers globally and the resulting decrease in demand for our products. Organic Net Sales weakened during the second half of March in the Americas and EMEA from trends earlier in the quarter and gradually improved in APAC during March as the region began recovering from the impacts of COVID-19.

Adjusted Operating EBITDA margin increased 50 basis points year-over-year in the first quarter as we benefited from net pricing and favorable material costs and tariffs. Selling, general and administrative expenses (net of adjustments for Business Transformation Program ("Transformation Program") expenses and other items) were lower due to reduced marketing, travel and employee-related expenses. These favorable drivers were partially offset by negative volume/mix and manufacturing variances driven by fixed cost absorption impacts from lower volume.

We continued to make progress on the Transformation Program during the first quarter. Our planned procurement activities related to materials spend remains on-track as we continue to implement new agreements with both current and new suppliers. We also continued to implement changes in our manufacturing plants to drive incremental efficiency improvement. Due to the disruption caused by the COVID-19 pandemic, we anticipate the pace of manufacturing improvements may slow as some of our plants have been temporarily closed and may close in the future due to health, safety and demand factors, and from reduced staffing when the plants are open for production. We expect our procurement activities to continue with limited disruption.

Liquidity and Debt
Net cash used in operating activities in the first quarter was $72.5 million compared to $357.0 million in last year's first quarter. Net cash used in investing activities in the first quarter was $9.5 million compared to $191.4 million of net cash provided by investing activities in last year's first quarter. The increases in total debt and cash and cash equivalents include an additional $30.0 million drawn on the Revolving Credit Facility as a precautionary measure. Free Cash Flow (a non-GAAP measure) was $78.1 million use of cash in the quarter compared to a $68.9 million use of cash in last year's first quarter. Free Cash Flow reflects cash provided by or used in operating activities less capital spending, with the prior year period adjusted for the effects of the accounts receivable securitization program that was terminated during last year's first quarter. The decrease in Free Cash Flow versus last year reflects lower net earnings, mainly due to lower net sales, increases in inventory and accounts receivable (as adjusted for the accounts receivable securitization program effects), partially offset by improved accounts payable. Capital spending was $5.6 million in the first quarter compared to $4.8 million in last year's first quarter.

During the quarter, total debt and finance leases (including the current portion) increased by $102.8 million. Our ending cash and cash equivalents was $148.5 million, an increase of $17.8 million in the quarter. Total global liquidity was $299.5 million as of March 31, 2020, which consisted of the $148.5 million of cash and cash equivalents and $151.0 million of availability on our Revolving Credit Facility.

Welbilt Reports 2020 First Quarter Operating Results

Restructuring and Other Charges
During the first quarter of 2020, we executed a workforce reduction in the Americas region and Corporate as well as a limited management restructuring to reduce operating expenses primarily in response to the negative impact of the global COVID-19 pandemic on our operations. We also recognized severance and related costs in connection with restructuring actions initiated during the fourth quarter of 2019 in the EMEA and APAC regions. We recognized $3.7 million of restructuring charges related to these actions in the first quarter. In addition and as previously reported, we voluntarily disclosed to U.S. Customs and Border Protection certain errors in the declaration of imported products. In the first quarter, we recorded a charge of $3.1 million as a component of "Restructuring and other expenses" related to this issue and may generate additional losses in the future until this matter is resolved.

Loss from Impairment and Disposal of Assets
As of March 31, 2020, we determined that the carrying value of indefinite-lived intangible assets representing our trade names and trademarks in EMEA exceeded their estimated fair value and recognized an impairment charge for the excess amount of $11.1 million in the first quarter.

2020 Guidance
Due to the COVID-19 pandemic and the resulting impact on the commercial foodservice industry and uncertainty of demand for our products, we previously withdrew our 2020 guidance on March 20, 2020. We do not plan to reinstate guidance until macroeconomic and commercial foodservice industry conditions have sufficiently stabilized.

Management Commentary
"We expected difficult comparisons in both the Americas and EMEA in the first quarter due to significant rollouts in these regions during last year's first quarter and weakness in APAC due to the COVID-19 pandemic that began impacting the region in late January," said Bill Johnson, Welbilt’s President and CEO. "The business was progressing in line with these expectations until mid-March, when the COVID-19 pandemic began to impact the commercial foodservice end markets in the Americas and EMEA. We experienced some order cancellations and requests to delay shipments in both regions, and incoming order rates decreased considerably."

"We began developing contingency plans for all of our global locations earlier in the quarter as the pandemic was impacting China and it became apparent that it could spread broadly to other regions. We developed precautions to protect the health and safety of our employees and have been fortunate to have experienced very few cases worldwide. With the tools we've developed as part of our Business Transformation Program, we were able to run our plants generally in-line with demand as the quarter progressed. We also quickly compressed discretionary spending and implemented a hiring freeze. As the quarter ended, we began one- to three-week temporary closures of half of our plants in both the Americas and EMEA and announced a reduction in force impacting both production and salaried employees in the Americas and at Corporate. We also implemented other cost containment actions including temporary furloughs, salary reductions and other employee cost-related actions. We are committed to managing our production levels and cost structure to closely match demand for as long as necessary."

"While we believe our liquidity resources are sufficient to meet our working capital needs and cash requirements for the foreseeable future, we did take the step of amending our Revolving Credit Facility in April to address the near-term risk of non-compliance with the facility's financial covenants due to the impact from COVID-19 and to provide considerably more covenant flexibility over the next seven quarters. We are taking steps to prioritize capital spending and to manage working capital, including reducing inventory while protecting immediate equipment and parts needs for our customers, working with our vendors to extend payment terms and minimizing the impact of our customers' requests for extended terms. We will continue to advance our key strategic initiatives, such as the Business Transformation Program, our common controller project and new product innovation, and will adjust their timelines as necessary to manage our costs and liquidity. We are also focusing our resources on initiatives that are likely to become more prominent due to social distancing, such as ghost kitchens and enhanced sanitation features that are designed into our equipment, that will provide future growth opportunities."

"I am incredibly proud of the way our Welbilt team has stepped up to the challenges we are currently facing. This gives me confidence in our ability to emerge as a stronger company once this crisis abates and business conditions begin to normalize," concluded Johnson.

Conference Call and Webcast
Welbilt will host a live conference call to discuss its 2020 first quarter earnings on Tuesday, May 5, 2020 at 10:00 am ET. A live webcast, supplemental presentation slides and replay of the call can be accessed on the Investor Relations page at www.welbilt.com. The webcast replay will be available for 30 days from Tuesday, May 5, 2020 at 1:00 pm ET. The information on our website is not a part of this release.

About Welbilt, Inc.
Welbilt, Inc. provides the world’s top chefs, premier chain operators and growing independents with industry-leading equipment and solutions. Our innovative products and solutions are powered by our deep knowledge, operator insights, and culinary expertise. Our portfolio of award-winning product brands includes Cleveland™, Convotherm®, Crem®, Delfield®, Frymaster®, Garland®, Kolpak®, Lincoln™, Manitowoc® Ice, Merco®, Merrychef® and Multiplex®. These product brands are supported by two service brands: FitKitchen®, our fully-integrated kitchen systems brand, and KitchenCare®, our aftermarket parts and service brand. Headquartered in the Tampa Bay region of Florida and operating 20 manufacturing facilities throughout the Americas, Europe and Asia, we sell through a global network of over 5,000 distributors, dealers, buying groups and manufacturers' representatives in over 100 countries. We have approximately 4,800 employees and generated sales of $1.6 billion in 2019. For more information, visit www.welbilt.com.

Forward-looking Statements

Welbilt Reports 2020 First Quarter Operating Results

Certain statements in this press release constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not historical facts are forward-looking statements and include, for example, our expectations regarding the impact of COVID-19 on our business, including on customer demand, supply chains and production; our ability to meet working capital needs and cash requirements over the next 12 months; our ability to realize savings from reductions in force and other cost saving measures; compliance with the financial covenants under our credit facility; our ability to obtain financial and tax benefits from the recently-passed CARES Act; our expectations regarding future results, descriptions of the Transformation Program, including anticipated costs, completion dates and targeted annualized savings; expected impact of restructuring and other operating and strategic plans and any assumptions on which those expectations, outlook, descriptions, targets or plans are based. Certain of these forward-looking statements can be identified by using words such as "anticipates," "believes," "intends," "estimates," "targets," "expects," "endeavors," "forecasts," "could," "will," "may," "future," "likely," "on track to deliver," "plans," "projects," "assumes," "should" or other similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, and our actual results could differ materially from future results expressed or implied in these forward-looking statements. The forward-looking statements included in this release are based on our current beliefs and expectations of our management as of the date of this release. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, risks from global pandemics including COVID-19; risks related to our ability to timely and efficiently execute on manufacturing strategies; our ability to realize anticipated or targeted earnings enhancements, cost savings, strategic options and other synergies (through the Transformation Program or otherwise) and the anticipated timing to realize those enhancements, savings, synergies, and options; acquisitions, including our ability to realize the benefits of acquisitions in a manner consistent with our expectations and general integration risks; our substantial levels of indebtedness; actions by competitors including competitive pricing; consumer and customer demand for products; the successful development and market acceptance of innovative new products; world economic factors and ongoing economic and political uncertainty; our ability to source raw materials and commodities on favorable terms and successfully respond to and manage related price volatility; our ability to generate cash and manage working capital consistent with our stated goals; costs of litigation and our ability to defend against lawsuits and other claims and to protect our intellectual property rights; unanticipated environmental liabilities; the ability to obtain and maintain adequate insurance coverage; data security and technology systems; our labor relations and the ability to recruit and retain highly qualified personnel; product quality and reliability, including product liability claims; changes in the interest rate environment and currency fluctuations; compliance with, or uncertainty created by, existing, evolving or new laws and regulations, including recent changes in tax laws, tariffs and trade regulations and enforcement of such laws around the world, and any customs duties and related fees we may be assessed retroactively for failure to comply with U.S. customs regulations; our ability to comply with evolving and complex accounting rules, many of which involve significant judgment and assumptions; the possibility that additional information may arise, that would require us to make further adjustments or revisions to our historical financial statements or delay the filing of our current financial statements; actions of activist shareholders; and those additional risks, uncertainties and factors described in more detail under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our other filings with the Securities and Exchange Commission. We do not intend, and, except as required by law, we undertake no obligation, to update any of our forward-looking statements after the issuance of this release to reflect any future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

For more information, contact:
Rich Sheffer
Vice President Investor Relations, Risk Management and Treasurer
Welbilt, Inc.
+1 (727) 853-3079
Richard.sheffer@welbilt.com

Welbilt Reports 2020 First Quarter Operating Results

WELBILT, INC.
Consolidated Statements of Operations
(In millions, except share and per share data)

	Three Months Ended March 31,
	2020	2019
Net sales	$328.9	$375.3
Cost of sales	214.1	248.8
Gross profit	114.8	126.5
Selling, general and administrative expenses	86.5	88.3
Amortization expense	9.7	9.5
Restructuring and other expenses	6.8	4.2
Loss from impairment and disposal of assets — net	11.2	—
Earnings from operations	0.6	24.5
Interest expense	21.3	24.0
Other (income) expense - net	(5.4)	3.0
Loss before income taxes	(15.3)	(2.5)
Income taxes	(0.2)	0.1
Net loss	$(15.1)	$(2.6)
Per share data:
Loss per share — Basic	$(0.11)	$(0.02)
Loss per share — Diluted	$(0.11)	$(0.02)
Weighted average shares outstanding — Basic	141,430,614	140,612,213
Weighted average shares outstanding — Diluted	141,430,614	140,612,213

Welbilt Reports 2020 First Quarter Operating Results

WELBILT, INC.
Consolidated Balance Sheets
(In millions, except share and per share data)

	March 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$148.5	$130.7
Accounts receivable, less allowance of $4.7 and $4.0, respectively	190.0	183.6
Inventories — net	200.9	186.4
Prepaids and other current assets	46.5	28.2
Total current assets	585.9	528.9
Property, plant and equipment — net	124.6	127.5
Operating lease right-of-use assets	38.3	39.9
Goodwill	929.7	933.1
Other intangible assets — net	481.9	507.7
Other non-current assets	24.6	28.2
Total assets	$2,185.0	$2,165.3
Liabilities and equity
Current liabilities:
Trade accounts payable	$113.8	$104.4
Accrued expenses and other liabilities	141.3	192.4
Current portion of long-term debt and finance leases	1.9	1.2
Product warranties	31.9	33.3
Total current liabilities	288.9	331.3
Long-term debt and finance leases	1,506.1	1,403.1
Deferred income taxes	87.1	81.9
Pension and postretirement health liabilities	30.4	32.8
Operating lease liabilities	27.5	29.1
Other long-term liabilities	32.0	34.1
Total non-current liabilities	1,683.1	1,581.0
Commitments and contingencies
Total equity:
Common stock ($0.01 par value, 300,000,000 shares authorized, 141,487,527 shares and 141,213,995 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively)	1.4	1.4
Additional paid-in capital (deficit)	(28.9)	(31.0)
Retained earnings	309.0	324.5
Accumulated other comprehensive loss	(68.1)	(41.5)
Treasury stock, at cost, 61,712 shares and 58,935 shares, as of March 31, 2020 and December 31, 2019, respectively	(0.4)	(0.4)
Total equity	213.0	253.0
Total liabilities and equity	$2,185.0	$2,165.3

Welbilt Reports 2020 First Quarter Operating Results

WELBILT, INC.
Consolidated Statements of Cash Flows
(In millions)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities
Net loss	$(15.1)	$(2.6)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation expense	5.2	4.9
Amortization of intangible assets	10.0	9.5
Amortization of debt issuance costs	1.1	1.2
Deferred income taxes	7.0	—
Stock-based compensation expense	1.0	2.9
Loss from impairment and disposal of assets	11.2	—
Pension settlement	—	1.2
Gain on remeasurement of debt and other realized foreign currency derivative	—	(0.8)
Changes in operating assets and liabilities:
Accounts receivable	(11.2)	(296.2)
Inventories	(19.1)	(14.5)
Other assets	(16.4)	(2.0)
Trade accounts payable	11.7	(26.7)
Other current and long-term liabilities	(57.9)	(33.9)
Net cash used in operating activities	(72.5)	(357.0)
Cash flows from investing activities
Cash receipts on beneficial interest in sold receivables	—	196.0
Capital expenditures	(5.6)	(4.8)
Other	(3.9)	0.2
Net cash (used in) provided by investing activities	(9.5)	191.4
Cash flows from financing activities
Proceeds from long-term debt	128.0	196.5
Repayments on long-term debt and finance leases	(23.3)	(32.8)
Repayment of short-term borrowings	—	(15.0)
Payment of contingent consideration	—	(0.8)
Exercises of stock options	1.1	0.6
Payments on tax withholdings for equity awards	(0.7)	(1.8)
Net cash provided by financing activities	105.1	146.7
Effect of exchange rate changes on cash	(5.3)	1.0
Net increase (decrease) in cash and cash equivalents and restricted cash	17.8	(17.9)
Balance at beginning of period	130.7	73.2
Balance at end of period	$148.5	$55.3

(Continued)

Welbilt Reports 2020 First Quarter Operating Results

WELBILT, INC.
Consolidated Statements of Cash Flows (Continued)
(In millions)

	Three Months Ended March 31,
	2020	2019
Supplemental disclosures of cash flow information:
Cash paid for income taxes, net of refunds	$11.6	$11.0
Cash paid for interest, net of related hedge settlements	$31.4	$23.3

Supplemental disclosures of non-cash activities:
Non-cash investing activity: Beneficial interest obtained in exchange for securitized receivables	$—	$238.6
Non-cash financing activity: Reassessments and modifications of right-of-use assets and lease liabilities and assets obtained through leasing arrangements	$5.5	$0.8

Welbilt Reports 2020 First Quarter Operating Results

Business Segments

During the first quarter of 2020, the Company revised the allocation of certain of its functional expenses between the corporate-level and the geographic business segments. Management believes the revised allocation methodology better aligns the operating results of the geographic business segments with how management assesses performance and makes operating decisions. The prior period segment results and related disclosures have been recast to conform to the current period presentation. These changes did not impact the Company's previously reported consolidated financial results.

(in millions, except percentage data)	Three Months Ended March 31,
	2020	2019
Net sales:
Americas	$250.5	$275.1
EMEA	90.0	106.7
APAC	51.3	54.8
Elimination of intersegment sales	(62.9)	(61.3)
Total net sales	$328.9	$375.3

Segment Adjusted Operating EBITDA:
Americas	$52.3	$44.5
EMEA	13.6	18.2
APAC	8.2	7.9
Total Segment Adjusted Operating EBITDA	74.1	70.6
Corporate and unallocated expenses	(28.6)	(20.5)
Amortization expense	(10.0)	(9.5)
Depreciation expense	(5.2)	(4.9)
Transaction costs (1)	(0.1)	(0.4)
Other items (2)	(3.1)	(0.8)
Transformation Program expense (3)	(11.6)	(5.8)
Restructuring activities (4)	(3.7)	(4.2)
Loss from impairment and disposal of assets — net	(11.2)	—
Earnings from operations	0.6	24.5
Interest expense	(21.3)	(24.0)
Other income (expense) — net	5.4	(3.0)
Loss before income taxes	$(15.3)	$(2.5)
(1) Transaction costs are associated with acquisition-related transaction and integration activities. Transaction costs recorded in "Cost of Sales" include $0.2 million related to inventory fair value purchase accounting adjustments for the three months ended March 31, 2019. Professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses" were $0.1 million and $0.2 million for the three months ended March 31, 2020 and 2019, respectively.

(2) Other items are costs which are not representative of our operational performance. For the three months ended March 31, 2020, other items represent the loss contingency estimate of amounts due for custom duties, fees and interest on previously imported products of $3.1 million, which are included in "Restructuring and other expenses." For the three months ended March 31, 2019, the amount includes other professional fees of $0.8 million, which are included in "Selling, general and administrative expenses."

(3) Transformation Program expense includes consulting and other costs associated with executing our Transformation Program initiatives. For the three months ended March 31, 2020, $0.8 million are included in "Cost of sales" in the Consolidated Statements of Operations. For the three months ended March 31, 2020 and 2019, $10.8 million and $5.8 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations.

(4) Restructuring activities include costs associated with actions to improve operating efficiencies and rationalization of our cost structure. For the three months ended March 31, 2020, these costs include accelerated depreciation of $0.1 million recorded in "Cost of sales" in the Consolidated Statements of Operations. For the three months ended March 31, 2020, these costs include severance and related costs of $3.6 million. For the three months ended March 31, 2019, we incurred severance related costs of $4.2 million. Severance and related costs are included in "Restructuring expense" in the Consolidated Statements of Operations.

Welbilt Reports 2020 First Quarter Operating Results

(in millions, except percentage data)	Three Months Ended March 31,
	2020	2019
Adjusted Operating EBITDA % by segment (5):
Americas	20.9%	16.2%
EMEA	15.1%	17.1%
APAC	16.0%	14.4%
(5) Adjusted Operating EBITDA % is calculated by dividing Adjusted Operating EBITDA by net sales for each respective segment.

Third-party net sales by geographic area (6):
United States	$204.4	$225.0
Other Americas	18.5	20.3
EMEA	69.2	88.6
APAC	36.8	41.4
Total net sales by geographic area	$328.9	$375.3
(6) Net sales in the section above are attributed to geographic regions based on location of customer.

Welbilt Reports 2020 First Quarter Operating Results

NON-GAAP FINANCIAL MEASURES

In this release, we use certain non-GAAP financial measures discussed below to evaluate our results of operations, financial condition and liquidity. We believe that the presentation of these non-GAAP financial measures, when viewed as a supplement to our results prepared in accordance with U.S. GAAP, provides useful information to investors in evaluating the ongoing performance of our operating businesses, provides greater transparency into our results of operations and is consistent with how management evaluates operating performance and liquidity. In addition, these non-GAAP measures address questions we routinely receive from analysts and investors and, in order to ensure that all investors have access to similar data we make this data available to all investors. None of the non-GAAP measures presented should be considered as an alternative to net earnings, earnings from operations, net cash used in operating activities, net sales or any other measures derived in accordance with U.S. GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for financial measures presented in accordance with U.S. GAAP. The presentation of our non-GAAP financial measures may change from time to time, including as a result of changed business conditions, new accounting rules or otherwise. Further, our use of these terms may vary from the use of similarly-titled measures by other companies due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. We do not provide reconciliations of our forward-looking Adjusted Operating EBITDA margin and Adjusted Diluted Net Earnings Per Share guidance, which are presented on a non-GAAP basis, to the most directly comparable GAAP financial measure because the combined impact and timing of certain potential charges or gains is inherently uncertain, outside of our control and difficult to predict. Accordingly, we cannot provide reconciliations without unreasonable effort and are unable to determine the probable significance of the unavailable information.

Free Cash Flow

In this release, we refer to Free Cash Flow, a non-GAAP measure, as our net cash provided by or used in operating activities less capital expenditures plus cash receipts on our beneficial interest in sold receivables and the related impact of terminating our accounts receivable securitization program during the first quarter of 2019. We believe this non-GAAP financial measure is useful to investors in measuring our ability to generate cash internally to fund our debt repayments, acquisitions, dividends and share repurchases, if any. Free Cash Flow reconciles to net cash used in operating activities presented in our Consolidated Statements of Cash Flows presented in accordance with U.S. GAAP as follows:

(in millions)	Three Months Ended March 31,
	2020	2019
Net cash used in operating activities	$(72.5)	$(357.0)
Capital expenditures	(5.6)	(4.8)
Cash receipts on beneficial interest in sold receivables(1)	—	196.0
Termination of accounts receivable securitization program (2)	—	96.9
Free Cash Flow	$(78.1)	$(68.9)
(1) Represents the cash receipts from the beneficial interest on sold receivables within the accounts receivable securitization program and were classified as “Cash flows from investing activities” in the Consolidated Statements of Cash Flows through final settlement of the program in the second quarter of 2019.
(2) Represents the increase in accounts receivable resulting from the termination of the accounts receivable securitization program during the first quarter of 2019, which is reflected in "Cash flows from operating activities" in the Consolidated Statements of Cash Flows.

Welbilt Reports 2020 First Quarter Operating Results

Adjusted Operating EBITDA

In addition to analyzing our operating results on a U.S. GAAP basis, management also reviews our results on an "Adjusted Operating EBITDA" basis. Adjusted Operating EBITDA is defined as net earnings before interest expense, income taxes, other income or expense, depreciation and amortization expense plus certain other items such as loss from impairment of assets, gain or loss from disposal of assets, restructuring activities, loss on modification or extinguishment of debt, acquisition-related transaction and integration costs, Transformation Program expense and certain other items. Management uses Adjusted Operating EBITDA as the basis on which we evaluate our financial performance and make resource allocations and other operating decisions. Management considers it important that investors review the same operating information used by management.

The Company's Adjusted Operating EBITDA reconciles to net earnings as presented in the Consolidated Statements of Operations in accordance with U.S. GAAP as follows:

	Three Months Ended March 31,
	2020	2019
Net loss	$(15.1)	$(2.6)
Income taxes	(0.2)	0.1
Other (income) expense — net	(5.4)	3.0
Interest expense	21.3	24.0
Earnings from operations	0.6	24.5
Loss from impairment and disposal of assets — net	11.2	—
Restructuring activities (1)	3.7	4.2
Amortization expense	10.0	9.5
Depreciation expense	5.2	4.9
Transformation Program expense (2)	11.6	5.8
Transaction costs (3)	0.1	0.4
Other items (4)	3.1	0.8
Total Adjusted Operating EBITDA	$45.5	$50.1

Adjusted Operating EBITDA margin (5)	13.8%	13.3%
(1) Restructuring activities include costs associated with actions to improve operating efficiencies and rationalization of our cost structure. For the three months ended March 31, 2020, these costs include accelerated depreciation of $0.1 million recorded in "Cost of sales" in the Consolidated Statements of Operations. For the three months ended March 31, 2020, these costs include severance and related costs of $3.6 million. For the three months ended March 31, 2019, we incurred severance related costs of $4.2 million. Severance and related costs are included in "Restructuring expense" in the Consolidated Statements of Operations.
(2) Transformation Program expense includes consulting and other costs associated with executing our Transformation Program initiatives. For the three months ended March 31, 2020, $0.8 million are included in "Cost of sales" in the Consolidated Statements of Operations. For the three months ended March 31, 2020 and 2019, $10.8 million and $5.8 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations.
(3) Transaction costs are associated with acquisition-related transaction and integration activities. Transaction costs recorded in "Cost of Sales" include $0.2 million related to inventory fair value purchase accounting adjustments for the three months ended March 31, 2019. Professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses" were $0.1 million and $0.2 million for the three months ended March 31, 2020 and 2019, respectively.
(4) Other items are costs which are not representative of our operational performance. For the three months ended March 31, 2020, other items represent the loss contingency estimate of amounts due for custom duties, fees and interest on previously imported products of $3.1 million, which are included in "Restructuring and other expenses." For the three months ended March 31, 2019, the amount includes other professional fees of $0.8 million, which are included in "Selling, general and administrative expenses."
(5) Adjusted Operating EBITDA margin in the section above is calculated by dividing the dollar amount of Adjusted Operating EBITDA by net sales.

Welbilt Reports 2020 First Quarter Operating Results

Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share

We define Adjusted Net Earnings as net earnings before the impact of certain items, such as loss on modification or extinguishment of debt, gain or loss from impairment and disposal of assets, restructuring activities, separation expense, Transformation Program expense, acquisition-related transaction and integration costs, certain other items, expenses associated with pension settlements, foreign currency transaction gain or loss and the tax effect of the aforementioned adjustments, as applicable. Adjusted Diluted Net Earnings Per Share for each period represents Adjusted Net Earnings while giving effect to all potentially dilutive shares of common stock that were outstanding during the period. We believe these measures are useful to investors in assessing the ongoing performance of our underlying businesses before the impact of certain items.

The following tables present Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share reconciled to net earnings and diluted net earnings per share, respectively, presented in accordance with U.S. GAAP:

(in millions, except share data)	Three Months Ended March 31,
	2020	2019
Net loss	$(15.1)	$(2.6)
Loss from impairment and disposal of assets — net	11.2	—
Restructuring activities (1)	3.7	4.2
Transformation Program expense (2)	11.6	5.8
Transaction costs (3)	0.1	0.4
Other items (4)	3.1	0.8
Pension settlement (5)	—	1.2
Foreign currency transaction (gain) loss (6)	(7.7)	0.8
Tax effect of adjustments (7)	(5.5)	(3.2)
Total Adjusted Net Earnings	$1.4	$7.4

Per share basis
Diluted net loss	$(0.11)	$(0.02)
Loss from impairment and disposal of assets — net	0.08	—
Restructuring activities (1)	0.03	0.03
Transformation Program expense (2)	0.08	0.04
Transaction costs (3)	—	—
Other items (4)	0.02	0.01
Pension settlement (5)	—	0.01
Foreign currency transaction (gain) loss (6)	(0.05)	—
Tax effect of adjustments (7)	(0.04)	(0.02)
Total Adjusted Diluted Net Earnings	$0.01	$0.05
(1) Restructuring activities include costs associated with actions to improve operating efficiencies and rationalization of our cost structure. For the three months ended March 31, 2020, these costs include accelerated depreciation of $0.1 million recorded in "Cost of sales" in the Consolidated Statements of Operations. For the three months ended March 31, 2020, these costs include severance and related costs of $3.6 million. For the three months ended March 31, 2019, we incurred severance related costs of $4.2 million. Severance and related costs are included in "Restructuring expense" in the Consolidated Statements of Operations.
(2) Transformation Program expense includes consulting and other costs associated with executing our Transformation Program initiatives. For the three months ended March 31, 2020, $0.8 million are included in "Cost of sales" in the Consolidated Statements of Operations. For the three months ended March 31, 2020 and 2019, $10.8 million and $5.8 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations.
(3) Transaction costs are associated with acquisition-related transaction and integration activities. Transaction costs recorded in "Cost of Sales" include $0.2 million related to inventory fair value purchase accounting adjustments for the three months ended March 31, 2019. Professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses" were $0.1 million and $0.2 million for the three months ended March 31, 2020 and 2019, respectively.
(4) Other items are costs which are not representative of our operational performance. For the three months ended March 31, 2020, other items represent the loss contingency estimate of amounts due for custom duties, fees and interest on previously imported products of $3.1 million, which are included in "Restructuring and other expenses." For the three months ended March 31, 2019, the amount includes other professional fees of $0.8 million, which are included in "Selling, general and administrative expenses."

Welbilt Reports 2020 First Quarter Operating Results

(5) Pension settlement represents a non-cash pension settlement loss of $1.2 million incurred during the three months ended March 31, 2019, resulting from the settlement of a portion of our United Kingdom pension obligations.
(6) Foreign currency transaction gains and losses are inclusive of gains and losses on related foreign currency exchange contracts not designated as hedging instruments for accounting purposes.
(7) The tax effect of adjustments is determined using the statutory tax rates for the countries comprising such adjustments.

Third-party Net Sales and Organic Net Sales

In this release, we define Third-party Net Sales as net sales for the segment excluding intersegment sales and Organic Net Sales as net sales before the impacts of acquisitions and foreign currency translations during the period. We believe the Third-party Net Sales and Organic Net Sales measures are useful to investors in assessing the ongoing performance of our underlying businesses. The change in third-party Net Sales and Organic Net Sales reconcile to the change in net sales presented in accordance with U.S. GAAP as follows:

	For the Three Months Ended March 31, 2020 vs. 2019
	Favorable/(Unfavorable)
	Americas	EMEA	APAC	Welbilt
Organic Net Sales	(9.3)%	(19.0)%	(8.9)%	(11.6)%
Impact of foreign currency translation(1)	(0.1)%	(2.2)%	(1.2)%	(0.8)%
Third-party Net Sales	(9.4)%	(21.2)%	(10.1)%	(12.4)%
(1) The impact from foreign currency translation is calculated by translating current period activity at the weighted average prior period rates.

Welbilt Reports 2020 First Quarter Operating Results

	Three Months Ended March 31,
(in millions)	2020	2019
Consolidated:
Net sales	$391.8	$436.6
Less: Intersegment sales	(62.9)	(61.3)
Net sales (as reported)	328.9	375.3
Impact of foreign currency translation(1)	2.9	—
Organic net sales	$331.8	$375.3

Americas:
Net sales	$250.5	$275.1
Less: Intersegment sales	(32.4)	(34.3)
Third-party net sales	218.1	240.8
Impact of foreign currency translation(1)	0.4	—
Total Americas organic net sales	$218.5	$240.8

EMEA:
Net sales	$90.0	$106.7
Less: Intersegment sales	(18.4)	(15.8)
Third-party net sales	71.6	90.9
Impact of foreign currency translation(1)	2.0	—
Total EMEA organic net sales	$73.6	$90.9

APAC:
Net sales	$51.3	$54.8
Less: Intersegment sales	(12.1)	(11.2)
Third-party net sales	39.2	43.6
Impact of foreign currency translation(1)	0.5	—
Total APAC organic net sales	$39.7	$43.6
(1) The impact from foreign currency translation is calculated by translating current period activity at the weighted average prior period rates.